LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS OF

ALR TECHNOLOGIES INC.

Up To 127,522,227 Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

December 11, 2020

Dear Shareholder:

This notice is being distributed by ALR Technologies Inc. (the “Company”) to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on December 11, 2020 (the “Record Date”), in connection with the distribution in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Subscription Right(s)”) to subscribe for and purchase shares of Common Stock at a subscription price of $0.05 per share (the “Subscription Price”). The Rights are described in the accompanying Prospectus, dated December 4, 2020 (the “Prospectus”).

In the Rights Offering, up to an aggregate of 127,522,227 shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on January 8, 2021 (the “Expiration Date”), unless you have used the guaranteed delivery procedures described in the Prospectus. Any Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, each Record Holder will receive one (1) Subscription Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right gives the holder thereof the right to purchase from the Company one (1) share of Common Stock at the Subscription Price of $0.05 per share. The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 100 shares of Common Stock, you would receive 100 Subscription Rights that would entitle you to purchase 100 shares of Common Stock for $0.05 per share.

The Rights Offering does not contain an over-subscription privilege. The Company may allocate unexercised Subscription Rights at its discretion within 90 days following the Expiration Date. Any shareholder having fully exercised its Subscription Rights and wishing to receive an allocation of unexercised Subscription Rights may express interest by contacting the Company at contact@alrt.com using the subject line “Unexercised Subscription Rights”.

You will be required to submit payment in full of the aggregate Subscription Price for all of the shares of Common Stock for which you have subscribed pursuant to the exercise of the Subscription Right to Pacific Stock Transfer Company, the subscription agent for the Rights Offering (the “Subscription Agent”), by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Your payment of the aggregate Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock for which you have subscribed in the Rights Offering by personal check (certified or uncertified), bank draft, or money order (drawn upon a United States bank) payable to the Subscription Agent at the address set forth below. Payment may also be made by wire transfer. Please contact the Subscription Agent for wire transfer instructions. In order for your Rights to be properly and timely exercised, payment in full for the aggregate Subscription Price for all of the shares for which you have subscribed in the Rights Offering, including final clearance of any uncertified personal checks, must be received by the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date. Please be aware that funds paid by personal check may take at least five (5) business days to clear.

If you submit a subscription payment that is insufficient to purchase the total number of shares of Common Stock for which you subscribed, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares, if applicable.

If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date.

The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). Your Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Subscription Rights Certificate;
3.	Instructions for Use of Subscription Rights Certificate;
4.	Form of Notice of Guaranteed Delivery;
5.	Form of Notice of Important Tax Information; and
6.	Return envelope addressed to the Subscription Agent.

Your prompt action is requested if you intend to participate in the Rights Offering. As described in the Prospectus, to exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the aggregate Subscription Price for all of the shares for which you have subscribed pursuant to the Basic Subscription Right and the Over- Subscription Privilege, to the Subscription Agent. Do not send the Subscription Rights Certificate or payment to the Company.

Your properly completed and duly executed Subscription Rights Certificate, accompanied by full payment of the aggregate Subscription Price, must be received by the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock, and you will have no further rights under them.

Additional copies of the enclosed materials may be obtained from the Company’s information agent, Pacific Stock Transfer Company, toll free at (800)785-7782, by email at info@pacificstocktransfer.com, or by mail at 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119, United States.

Very truly yours,

ALR TECHNOLOGIES INC.

“Sidney Chan”

Sidney Chan

Chairman and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ALR TECHNOLOGIES INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.